EXHIBIT 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New York Community Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-110361, 333-32881, 333-105901, 333-51998, 333-89826 and 333-66366) on Form S-8 and the Registration Statements (Nos. 333-86682, 333-105350 and 333-100767) on Form S-3 of New York Community Bancorp, Inc. the use of our reports dated March 15, 2005 with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2004 annual report and are incorporated by reference on Form 10-K of New York Community Bancorp, Inc.

Our report dated March 15, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that as of December 31, 2004, the Company did not employ sufficient personnel with adequate technical skills relative to accounting for income taxes. In addition, the Company’s income tax accounting policies and procedures did not provide for effective supervisory review of income tax accounting amounts and analyses, and the related recordkeeping activities.

/s/ KPMG LLP

New York, New York

March 15, 2005